EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Three Months Ended
	June 30, 2017	June 30, 2016
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	934,923,989	957,354,880
Add — Incremental shares under stock-based compensation plans	3,191,783	2,398,286
Add — Incremental shares associated with contingently issuable shares	1,448,989	731,716
Number of shares on which diluted earnings per share is calculated	939,564,761	960,484,882

Income from continuing operations (millions)	$2,332	$2,505
Loss from discontinued operations, net of tax (millions)	(1)	0
Net income on which basic earnings per share is calculated (millions)	$2,331	$2,504

Income from continuing operations (millions)	$2,332	$2,505
Net income applicable to contingently issuable shares (millions)	(2)	—
Income from continuing operations on which diluted earnings per share is calculated (millions)	$2,331	$2,505
Loss from discontinued operations, net of tax, on which basic and diluted earnings per share is calculated (millions)	(1)	0
Net income on which diluted earnings per share is calculated (millions)	$2,330	$2,504

Earnings/(loss) per share of common stock:

Assuming dilution
Continuing operations	$2.48	$2.61
Discontinued operations	0.00	0.00
Total	$2.48	$2.61

Basic
Continuing operations	$2.49	$2.62
Discontinued operations	0.00	0.00
Total	$2.49	$2.62

Stock options to purchase 22,625 shares and 406,237 shares were outstanding as of June 30, 2017 and 2016, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective period was greater than the average market price of the common shares, and, therefore, the effect would have been antidilutive.

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Six Months Ended
	June 30, 2017	June 30, 2016
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	938,682,445	959,542,164
Add — Incremental shares under stock compensation plans	3,702,521	2,209,598
Add — Incremental shares associated with contingently issuable shares	1,315,518	675,870
Number of shares on which diluted earnings per share is calculated	943,700,484	962,427,631

Income from continuing operations (millions)	$4,085	$4,521
Loss from discontinued operations, net of tax (millions)	(3)	(3)
Net income on which basic earnings per share is calculated (millions)	$4,082	$4,518

Income from continuing operations (millions)	$4,085	$4,521
Net income applicable to contingently issuable shares (millions)	(2)	—
Income from continuing operations on which diluted earnings per share is calculated (millions)	$4,083	$4,521
Loss from discontinued operations, net of tax, on which basic and diluted earnings per share is calculated (millions)	(3)	(3)
Net income on which diluted earnings per share is calculated (millions)	$4,080	$4,518

Earnings/(loss) per share of common stock:

Assuming dilution
Continuing operations	$4.32	$4.69
Discontinued operations	0.00	0.00
Total	$4.32	$4.69

Basic
Continuing operations	$4.35	$4.71
Discontinued operations	0.00	0.00
Total	$4.35	$4.71

Stock options to purchase 20,271 shares and 785,116 shares (average of first and second quarter share amounts) were outstanding as of June 30, 2017 and 2016, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares, and, therefore, the effect would have been antidilutive.